Exhibit 99.1

NEWS ANNOUNCEMENT	FOR IMMEDIATE RELEASE

Conference call:	Today, Thursday, May 8, 2008 at 4:30 p.m. EDT
Webcast / Replay URL:	www.ballantyne-omaha.com/IREvents.aspx or www.earnings.com The replay will be available on the Internet for 90 days.
Dial-in number:	800/734-4208 (no pass code required)

BALLANTYNE Q1 NET REVENUE ROSE 9.8% TO $14.2 MILLION

ON INCREASED DIGITAL PROJECTION EQUIPMENT REVENUES

- Q1 2008 Also Reflects Full Quarter’s Contribution From MDI Screen Business -

OMAHA, Nebraska (May 8, 2008) Ballantyne of Omaha, Inc. (Amex: BTN), a provider of motion picture projection, digital cinema and cinema screen equipment and services, today reported financial results for the first quarter (Q1) ended March 31, 2008.

Q1 2008 net revenues increased 9.8% to $14.2 million compared to Q1 2007 net revenues of $12.9 million.  The increase was principally due to recording as revenue in Q1 2008 the sale of digital projection equipment in 2007 on deferred payment terms.  That equipment was installed in the latter part of 2007 and during Q1 2008.  As a result, digital projection equipment revenue increased over five-fold to $4.4 million in Q1 2008 from $0.7 million in Q1 2007 and more than offset an anticipated decline in sales of traditional analog film projection systems.  The first quarter performance also reflected $1.2 million in sales from the Company’s screen subsidiary, Marcel Desrochers, Inc. (MDI), acquired in mid-October 2007.  Accordingly, there was no contribution from MDI in the three-month period ending March 31, 2007.

Gross profit in Q1 2008 declined to $2.3 million, or 16.3% of net revenues, from $2.7 million, or 21.0% of net revenues in Q1 2007.  The reduction in gross profit largely reflects the expected decrease in manufacturing and overhead efficiency related to lower production volumes of traditional cinema equipment.  In addition, the gross profit was affected by lower margin distribution revenues and lower levels of operating efficiency within the Company’s cinema services business related to it being in the early stages of its anticipated growth.

Selling expenses in Q1 2008 were in line with those of the prior year’s period, while general and administrative expense rose to $2.0 million versus $1.4 million in Q1 2007, primarily reflecting the addition of MDI’s expenses, higher salaries and benefits, and increased audit and Sarbanes-Oxley expenses.  General and administrative expenses are expected to decline in future quarters as compared to Q1 2008, principally due to lower audit and Sarbanes-Oxley expenses.

Net interest income in Q1 2008 was $0.1 million compared to $0.2 million in Q1 2007, as a result of lower average investment balances.  Reflecting the above factors, Ballantyne reported a Q1 2008 net loss of $254,000, or $0.02 per diluted share, compared to net income of $573,000, or $0.04 per diluted share, in Q1 2007.  Per share results for the first quarter of 2008 and 2007 are based on a weighted average number of diluted shares outstanding of 13,858,440 and 14,065,208, respectively.

John P. Wilmers, President and Chief Executive Officer of Ballantyne, commented, “Though the industry’s transition to digital cinema projection technologies is still in its early stages, we were able to record a substantial increase in digital projection equipment sales in Q1 2008, based largely on orders we had secured last year and installed late last year and during Q1 2008.  We also benefited from the first full quarter’s contribution from our MDI cinema screen unit and are very pleased with the progress of our integration of that business into our overall product and service offering.  These improvements helped to offset the anticipated decline in sales of traditional cinema products as well as lower revenues from our Strong Technical Services subsidiary as that division experiences some attrition in its analog business while we await the expected ramp up in digital service opportunities.

“We continue to actively manage our business through the challenges of the early stages of the technology transition.  We anticipate a substantial ramp up in activity later in the year as funding is made available for large-scale deployments of digital projection technology and believe we are ideally positioned to participate in that opportunity.”

Balance Sheet Update:

At March 31, 2008, Ballantyne had $4.5 million in cash and cash equivalents and approximately $12.0 million in AAA-rated auction rate securities (ARS) compared to $4.2 million in cash and cash equivalents and $13.0 million in ARS at December 31, 2007.  Historically, Ballantyne’s ARS have been highly liquid, however, as a result of liquidity issues in the global credit and capital markets, ARS auctions began failing during Q1 2008 when sell orders exceeded buy orders.  While Ballantyne has no reason to believe at this time that any of the five issuers of its ARS securities are presently at risk, this lack of market liquidity required the Company to estimate and recognize a temporary decline in the fair value of its ARS of approximately $1.0 million at March 31, 2008.  A temporary change in fair value of available-for-sale investments resulted in an unrealized holding loss which is excluded from earnings and recorded in the “other comprehensive income (loss)” component of shareholders’ equity.

Due to the uncertainty regarding whether the auction rate securities market will regain liquidity within a one-year period, Ballantyne has reclassified these investments at fair value to “non-current investments” for the current reporting period.  Ballantyne continues to earn and receive in cash the maximum interest rate of the underlying investments during the unsuccessful auction periods.

As a result of the liquidity issues in the ARS marketplace, during Q1 2008, Ballantyne secured an additional $10.4 million credit line from its existing bank.  Ballantyne believes it maintains sufficient liquidity to run its business via its cash position held in a commercial bank, combined with its ability to draw on its two lines of credit which total $14.4 million in availability.

About Ballantyne of Omaha

Ballantyne is a provider of motion picture projection, digital cinema projection and specialty lighting equipment and services.  The Company supplies major theater chains, top arenas, television and motion picture production studios, theme parks and architectural sites around the world.  For more information visit www.ballantyne-omaha.com.

Except for the historical information in this press release, it includes forward-looking statements that involve risks and uncertainties, including but not limited to, quarterly fluctuations in results; customer demand for the Company’s products; the development of new technology for alternate means of motion picture presentation; domestic and international economic conditions; the management of growth; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual results may differ materially from management’s expectations.

-tables follow-

Ballantyne of Omaha, Inc. and Subsidiaries

Consolidated Statements of Operations

(unaudited)

	Three Months Ended March 31,
	2008	2007

Net revenues	$14,197,172	$12,930,750
Cost of revenues	11,887,291	10,208,966
Gross profit	2,309,881	2,721,784

Selling, general & administrative expenses:
Selling	787,802	782,616
General and administrative	2,025,296	1,433,047
Total selling, general & administrative expenses	2,813,098	2,215,663

Gain on transfer of assets	—	233,327
Loss on disposal of assets, net	(1,285)	(11,004)
Income (loss) from operations	(504,502)	728,444

Other income (expense), net	26,792	(48,021)
Earnings (loss) before interest and taxes	(477,710)	680,423

Interest income	146,186	218,313
Interest expense	8,535	10,257
Net interest income	137,651	208,056

Equity in loss of joint venture	(112,991)	—

Earnings (loss) before income taxes	(453,050)	888,479
Income tax benefit (expense)	198,614	(315,741)
Net income (loss)	$(254,436)	$572,738

Earnings (loss) per share
Basic	$(0.02)	$0.04
Diluted	$(0.02)	$0.04

Weighted average shares outstanding:
Basic	13,858,440	13,765,897
Diluted	13,858,440	14,065,208

-tables follow-

Selected Balance Sheet Items:

	March 31, 2008	December 31, 2007
	(unaudited)
Cash and cash equivalents	$4,514,328	$4,220,355
Restricted Cash	1,191,747	1,191,747
Accounts receivable, net	8,196,942	7,841,348
Inventories, net	11,074,144	9,883,555
Investments	11,957,280	13,000,000
Total current liabilities	10,732,305	9,898,601
Total stockholders’ equity	$41,596,244	$43,041,698

Selected Cash Flow Statement Items (unaudited):

	Three Months Ended March 31,
	2008	2007

Net income (loss)	$(254,236)	$572,739
Depreciation and amortization	629,775	545,045
Net cash provided by operating activities	668,949	661,428
Capital expenditures	(299,180)	(109,565)
Net cash provided by (used in) investing activities	(358,245)	2,202,588
Net cash provided by financing activities	—	102,350
Net increase in cash & cash equivalents	293,973	2,966,366
Cash & cash equivalents at beginning of period	4,220,355	2,622,654
Cash & cash equivalents at end of period	$4,514,328	$5,589,020

Non-cash investing activities:
Non-cash investment in Digital Link II, LLC	$—	$2,358,251

CONTACT:
Kevin Herrmann	David Collins, Ratula Roy
Chief Financial Officer	Jaffoni & Collins Incorporated
402/453-4444	212/835-8500; btn@jcir.com

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